Exhibit 10.2

CONSULTING AGREEMENT

Agreement dated as of January 29, 2016 between Flushing Bank (the “Bank”), and David W. Fry (“Consultant”).

1. Term. The term of this Agreement shall commence on February 6, 2016 and end on February 6, 2017, unless the Agreement is extended on terms mutually acceptable to the Bank and Consultant or terminated earlier as provided in Section 10.

2. Services. During the term of this Agreement, the Bank shall retain Consultant as a consultant to the Bank and Consultant shall perform such services as may be reasonably requested by the Bank or by Flushing Financial Corporation (the “Company”) from time to time. Such services shall include assisting with the preparation and production through completion of the Company’s annual report on Form 10-K for the 2015 fiscal year, including without limitation the financial statements contained therein. In the performance of such services, Consultant shall devote at least 50% of the average business time that he dedicated to his performance of services in any capacity to the Bank and or its affiliates during the 36 months preceding the date hereof.

3. Compensation. It is anticipated that Consultant will provide consulting services to the Bank for approximately 12 months during the term of this Agreement, for which the Bank will pay Consultant a retainer of $35,900 per month for the period February 6, 2016 through February 6, 2017. In addition, the Bank in its sole discretion may, but shall under no circumstances be obligated to, pay bonus amounts to Consultant. Consultant shall maintain accurate and complete records as to time spent in performance of services hereunder.

4. Expenses. Consultant shall be reimbursed for expenses reasonably and necessarily incurred by him in connection with the performance of his services under this Agreement, in accordance with the Bank’s policies and procedures applicable from time to time with respect to consultants. Consultant shall furnish the Bank with appropriate documentation required by the Internal Revenue Code and regulations thereunder or otherwise reasonably required under the Bank’s policies in connection with such expenses.

5. Withholding Taxes. The Bank shall not withhold federal, state or local taxes with respect to the compensation payable to Consultant under this agreement, and Consultant shall bear sole responsibility for the payment of all taxes due in connection with such compensation.

6. Independent Contractor Status. Consultant shall provide the consulting services to the Bank as an independent contractor and, as such, Consultant shall be free to exercise his own discretion and judgment in the performance of such consulting services and with respect to the time, place, method and manner of performance. Nothing contained in this Agreement or in the performance of any of the consulting services shall be construed as creating the relationship of employer and employee between the Bank and Consultant. Consultant understands that he will not be entitled to receive any insurance or other employee benefits provided by the Bank to its employees. Consultant expressly agrees that the Bank shall not be responsible for payment of, and that Consultant shall not make a claim against the Bank (or with respect to his services for the Bank under this Agreement) for, workers’ compensation, disability benefits, or unemployment insurance.

7. Representation. Consultant represents that as of the date hereof he has expressly advised senior-most management of the Company any information that he believes is not otherwise already known to such management and that would be material to such management in connection with the preparation and completion of the Company’s Form 10-K for the fiscal year ended December 31, 2015, including without limitation the financial information contained therein, and with the future business and operations of the Company and the Bank.

8. Non-exclusivity. The Bank understands that Consultant may perform consulting services for other financial institutions. Nothing in this Agreement shall prevent Consultant from working for others during the term of this Agreement. Consultant represents and warrants to, and covenants with, the Bank that during the term of this Agreement Consultant will be under or subject to no contractual or other restriction that is inconsistent with the performance of Consultant’s duties hereunder.

9. Confidentiality. The terms of the Letter Agreement dated the date hereof in the form attached hereto as Annex A regarding confidential information (the “Confidentiality Agreement”) are incorporated herein by reference and shall be deemed for any and all purposes to be terms of this Agreement.

10. Termination. Consultant or the Bank may terminate this Agreement prior to the expiration of its term on 30 days written notice; provided, however, that this Agreement shall be terminated immediately in the event of Consultant’s death. Any amounts due under this Agreement shall be paid promptly upon any such termination. The provisions of Section 9 shall survive termination of this Agreement.

11. Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of:

If to the Bank:

Flushing Bank

220 RXR Plaza

Uniondale, New York, 11556

If to Consultant:

David W. Fry

Address on File

12. Entire Agreement; Modifications. This Agreement together with the Confidentiality Agreement contain the entire understanding between the parties with respect to the subject matter hereof, and may not be altered, varied, revised, or amended except by an instrument in writing signed by Consultant and the Bank subsequent to the date of this Agreement.

13. Assignment. This Agreement is for the personal services of Consultant and shall not be assignable by Consultant.

14. Section 409A. The parties anticipate that Consultant will not incur a “separation from service” with the Bank, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), until the termination of Consultant’s services under this Agreement. Consultant shall bear sole responsibility for any consequences under Section 409A arising out of Consultant’s performance of services under this Agreement.

IN WITNESS WHEREOF, Consultant and the Bank have caused this Agreement to be executed as of the day of year first above written.

FLUSHING BANK

By:	/s/ John R. Buran
John R. Buran
President & CEO

/s/ David W. Fry
David W. Fry, Consultant